Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

Roger Valine Joins DaVita Board of Directors

El Segundo, CA, June, 28, 2006, DaVita Inc. (NYSE: DVA) announced today that Roger J. Valine, 57, has joined its Board of Directors.

Roger J. Valine is the Chief Executive Officer of Vision Service Plan (VSP), the nation’s largest provider of eyecare wellness benefits, where he has worked for the last 33 years. From 1993 to February 2006 he served as both the VSP President and CEO. Mr. Valine plans to retire as CEO effective July 1, 2006, he will continue to provide consulting services to the company. VSP is the largest provider of vision care in the nation and provides coverage to over 46,000,000 members with annual revenue over $2.2 billion.

“We are excited that Roger is joining our Board of Directors. He brings an extensive healthcare background which is directly applicable to the challenges and opportunities faced by our Company.” stated Peter Grauer, Lead Independent Director.

Mr. Valine serves on the boards of Linking Education and Economic Development (LEED), American Specialty Health, Inc., SureWest Communications, and is co-chairman of Partnership for Prosperity for seven California counties and the Sacramento Region. He is also a member of the UC Davis Graduate School of Management Dean’s Advisory Committee.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 41 states, as well as Washington, D.C. As of March 31, 2006, DaVita operated or managed over 1,200 outpatient facilities serving approximately 98,000 patients.